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                        GLOBAL RESOURCE INVESTMENTS LTD.
                               7770 EL CAMINO REAL
                              CARLSBAD, CALIFORNIA
                                      92009

March 18, 2002

Vista Gold Corp.
Suite 5
7961 Shaffer Parkway
Littleton, Colorado
80127

ATTENTION:        RONALD J. MCGREGOR

Dear Sirs:

In respect of the Agency Agreement dated February 1, 2002 (the "Agency Agreement") and the Debenture Offering (as defined in the Agency Agreement) provided for therein, we confirm that Vista Gold Corp. ("Vista") and Global Resource Investments Ltd. ("Global") have agreed to amend the terms of the escrow of the funds from the Debenture Offering to provide that the funds shall not be released out of escrow to Vista until the ongoing lawsuit by USF&G has been dismissed, and to amend the manner in which the Agent's Commission is paid to the Agent.

Vista and Global agree to amend the Agency Agreement as follows:

1.       Section 2.3 is deleted and replaced with the following:

         "2.3 In consideration of the services performed by the Agent under this Agreement, which services shall include:

         (a) acting as the Company's agent to solicit offers to purchase the Debentures;

         (b) advising the Company with respect to the private placement of the Debentures; and

         (c) co-ordinating and review of the private placement documentation and assisting in the preparation of the form of subscription agreement (the "Debenture Subscription Agreement") to be entered into between the Company and each of the Purchasers;

         the Company agrees to pay to the Agent at the of Closing (as hereinafter defined) a commission (the "Agent's Debenture Commission") equal to 8% of the gross proceeds received under the Debenture Offering, payable in Agent's Units or securities exercisable to acquire or convertible into Agent's Units and to use commercially reasonable efforts to obtain shareholder approval to the issuance of the Agent's Units or other securities issued to the agent in payment of the Agent's Debenture Commission.

2.       Section 2.5 is deleted and replaced with the following:

         "2.5 The Debentures will be governed by the terms and conditions set out in the certificates representing the Debentures, which will be in a form acceptable to the Agent acting reasonably and will provide, among other things, that:

         (a) conversion of the Debentures is subject to the Company having obtained the approval of its shareholders to the issuance of the Warrants and the Debentures, the issuance of the common

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                  shares of the Company (the "Debenture Shares") and Warrants
                  (the "Debenture Warrants") on conversion of the Debentures, and the issuance of the Warrant Shares issuable on the exercise of the Warrants and the Debenture Warrants as required by The Toronto Stock Exchange and any other applicable regulatory authorities (the "Shareholder Approval"), and the Escrowed Proceeds (as defined below in
                  Section 2.6) having been released to the Company in accordance with Section 2.6).

         (b) if the Shareholder Approval is not obtained at the next Annual Meeting of shareholders of the Company to be held in April 2002, the Debentures and all accrued interest shall immediately become due and payable;

         (c) if within 6 months of the Closing Date (i) the Company has not filed and had accepted a Registration Statement with the United States Securities and Exchange Commission (the "SEC") pursuant to the 1933 Act relating to the Shares, Warrants, Debentures, Debenture Shares, Debenture Warrants, and all Warrant Shares (collectively, the "Securities"), so that the Securities are not subject to any hold period in the United States, or (ii) the Escrowed Proceeds (as defined below in Section 2.6) have not been released to the Company in accordance with Section 2.6, the Debentures and all accrued interest shall, at the option of the holder, immediately become due and payable; and

         (d) anti-dilution provisions and provision for the appropriate adjustment in the class, number and price of the Shares and Warrants upon the occurrence of certain events, including any subdivision, consolidation or reclassification of the common shares of the Company, payments of stock dividends or the amalgamation or other reorganization of the Company."

3.       Section 2.6 is deleted and replaced with the following:

         "2.6 On closing of the Debenture Offering, the gross proceeds (the "Escrowed Proceeds") shall be placed into escrow with an escrow agent mutually acceptable to the Company and the Agent acting reasonably and shall be held in escrow until a meeting of the shareholders of the Company is held to obtain the Shareholder Approval and until the Agent has received evidence satisfactory to it, acting reasonably, that the USF&G lawsuit has been dismissed. The parties agree that:

         (a) the funds will be held in escrow until such time as the Shareholder Approval is obtained and the Agent has received evidence satisfactory to it acting reasonably that the USF&G lawsuit has been dismissed. Upon receipt of the Shareholder Approval and the dismissal of the lawsuit, the Agent and the Company will deliver a joint notice to the escrow agent directing it to release the escrowed funds to the Company. The parties hereto agree that for the purposes of Article 4(a) of the Escrow Agreement dated March 7, 2002 between the Agent, the Company and Sun Trust Bank, "Shareholder Approval" shall include each of the requirements set out in this paragraph 2.6(a); and

         (b) if the Shareholder Approval is not obtained at the meeting, the Debentures and all accrued interest will immediately become due and payable and the escrow funds will be returned to the Purchasers of the Debentures."


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Any defined terms in this Agreement shall have the meaning ascribed to them in the Agency Agreement. The parties agree that all other provisions of the Agency Agreement remain in full force and effect.

This Agreement may be executed in any number of counterparts and by facsimile, each of which will be deemed to be an original, and all of which, when taken together shall be deemed to be one and the same document and notwithstanding their actual date of execution shall be deemed to be dated as of the date first above written.

If the above is in accordance with your understanding, please sign and return to Global a copy of this letter, whereupon this letter and your acceptance shall constitute a binding agreement between Vista and Global.

GLOBAL RESOURCE INVESTMENTS LTD.


Per:     /s/ KEITH PRESNELL             (CHIEF FINANCIAL OFFICER)
     -------------------------------------------------------------

         Authorized Signatory



The above is hereby agreed to as of the date first above written.

VISTA GOLD CORP.



Per:     /s/ RONALD J. MCGREGOR   (PRESIDENT AND CHIEF EXECUTIVE OFFICER)
     ---------------------------------------------------------------------

         Authorized Signatory





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